UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   BISCEGLIA, VINCENT C.
   2200 WEST PARK DRIVE
   WESTBOROUGH, MA  01581
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHEAST OPTIC NETWORK, INC.
   NOPT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 31, 2000
5. If Amendment, Date of Original (Month/Year)
   April 11, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN & CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |03/06/|M   | |30,900            |A  |6.088      |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMONSTOCK                |03/01/|S   | |8,000             |D  |119.86     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/02/|S   | |3,000             |D  |134.33     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/06/|S   | |10,500            |D  |122.125    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/07/|S   | |6,300             |D  |121.85     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/08/|S   | |1,700             |D  |109.56     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/09/|S   | |4,000             |D  |108.59     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/10/|S   | |2,500             |D  |107.11     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/13/|S   | |2,900             |D  |100.49     |16,427             |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION |6.088   |03/06|M   | |30,900     |D  |(1)  |11/11|COMMON STOCK|30,900 |       |245,773     |D  |            |
                      |        |/00  |    | |           |   |     |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) This option becomes exercisable as to 162,407 shares on each of November 11, 1999 and 2000 and as to the remaining shares on November 11,
2001.
SIGNATURE OF REPORTING PERSON
VINCENT C. BISCEGLIA
DATE
JULY 17, 2000